UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2025

SOLARIS ENERGY INFRASTRUCTURE, INC.

(Exact name of registrant as specified in charter)

Delaware	001-38090	81-5223109
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9651 Katy Freeway, Suite 300

Houston, Texas 77024

(Address of principal executive offices)

(Zip Code)

(281) 501-3070

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value	“SEI”	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 23, 2025, Stateline Power, LLC (“Stateline”), a joint venture between Solaris Power Solutions Stateline, LLC, a wholly owned subsidiary of Solaris Energy Infrastructure, Inc.’s (“Solaris”) operating subsidiary, Solaris Energy Infrastructure, LLC, and CTC Property LLC, entered into a loan and security agreement (the “Loan and Security Agreement”) with Stonebriar Commercial Finance LLC (“Stonebriar”), as initial lender and as administrative agent and collateral agent for the lenders party thereto, pursuant to which Stonebriar provided a loan in an aggregate maximum principal amount equal to the lesser of (a) $550,000,000.00 and (b) eighty percent of the total cost of the Equipment Collateral (as defined in the Loan and Security Agreement). Each loan consists of two phases: (i) a progress payment phase during which an interim advance is made, each evidenced by a separate floating rate promissory note (each, an “Interim Note”) and (ii) after giving effect to the applicable milestones, a term loan phase in which one or more Interim Notes shall convert into separate fixed rate promissory notes (each, a “Term Note” and together with the Interim Notes, each, a “Note”).

Stateline expects to use the proceeds of the Notes to fund capital expenditures. Any remaining capital needs of Stateline are expected to be satisfied with cash equity funded by the members of Stateline.

The Loan and Security Agreement contains certain covenants that Solaris considers customary, including, but not limited to, limitations on Stateline’s ability to make certain distributions and to incur additional debt. The Loan and Security Agreement also includes financial covenants that, among other things, require Stateline to maintain (i) a FCCR (as defined in the Loan and Security Agreement) of not less than 1.35 to 1.00 for the four fiscal quarters most recently ended, such FCCR to be tested using a building annualization calculation beginning with the fiscal quarter ending March 31, 2027 and tested again at the end of each fiscal quarter thereafter and (ii) a Leverage Ratio (as defined in the Loan and Security Agreement) of not more than 3.50 to 1.00 for the four fiscal quarters most recently ended, such Leverage Ratio to be tested using a building annualization calculation beginning with the fiscal quarter ending March 31, 2027 and tested again at the end of each fiscal quarter thereafter until the payment in full of all obligations under the Loan and Security Agreement.

To secure borrowings under the Loan and Security Agreement and the Notes, Stateline has assigned and granted to the collateral agent for the benefit of the lenders a continuing lien on certain of Stateline’s assets and contracts, including the proceeds therefrom, as further described in the Loan and Security Agreement. The Loan and Security Agreement is guaranteed and secured in part by a pledge by Stateline of 100% of its equity as additional collateral.

Borrowings under the Loan and Security Agreement and the Notes are subject to acceleration upon the occurrence of events of default that Solaris considers customary, including, among others, the failure to pay principal or interest, violation of covenants and default on other indebtedness.

The foregoing description of the terms of the Loan and Security Agreement and the Notes is not complete and is qualified in its entirety by reference to the full text of the Loan and Security Agreement attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1#	Loan and Security Agreement, dated May 23, 2025.

104	Cover Page Interactive Data File (embedded within Inline XBRL document).

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Certain annexes, schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Corporation agrees to furnish supplementally an unredacted copy of the exhibit to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 29, 2025

SOLARIS ENERGY INFRASTRUCTURE, INC.

By:	/s/ Kyle S. Ramachandran
Name:	Kyle S. Ramachandran
Title:	President and Chief Financial Officer